Exhibit 99.(a)(9)

FORM OF REMINDER EMAIL TO ELIGIBLE EMPLOYEES

To:  Eligible Employees

From:  Crocs, Inc. – Stock Option Administration

Date:  April [    ], 2009

Subject:  Crocs, Inc. – Reminder of Offer to Purchase Stock Options Expiration Date

Dear Eligible Employees:

This email serves as a reminder that the deadline to participate in Crocs, Inc.’s (the “Company”) offer to purchase outstanding employee stock options for cash (the “Offer”) is quickly approaching.  Unless otherwise extended by the Company, the Offer will expire at 11:59 p.m., Mountain Time, on April 30, 2009 (the “Expiration Date”).  No elections to participate in the Offer will be accepted after the Expiration Date.

In order to participate in the Offer, you must deliver a properly completed and signed Election Form to the Company before the Expiration Date, by one of the following methods:

•                  Fax to: (303) 848-7047;

•                  Mail or Hand Delivery (not by interoffice mail) to:  Crocs, Inc., Attention: Stock Option Administration, 6328 Monarch Park Place, Niwot, Colorado 80503; or

•                  Scan and Email to: StockTenderOffer@crocs.com

All materials related to the Offer were previously emailed or hand delivered to you, but can also be accessed through the Company’s website (www.crocs.com) or in the Schedule TO filed with the Securities and Exchange Commission on April 2, 2009 (the “Offering Documents”).  We encourage you to review the Offering Documents in their entirety before deciding to participate in the Offer.

We are holding several informational meetings for Eligible Employees during the term of the Offer, as set forth below:

Eligible Employees in the U.S.:

•                  Each business day during the week of April 6 through April 10 at 2:30 p.m. Mountain Time

•                  April 14, 16, 21 and 23 at 2:30 p.m. Mountain Time

**All meetings for Eligible Employees in the U.S. will be held in the Niwot Training Room, Building 4, at our headquarters at 6328 Monarch Park Place, Niwot, Colorado.

Eligible Employees outside of the U.S.:

•                  April 7, 14 and 21 at 7:00 p.m. Mountain Time

•                  April 9, 16 and 23 at 8:00 a.m. Mountain Time

**All meetings for Eligible Employees outside of the U.S. will be held via webcast at [Web address].

If you have any questions regarding the Offer or the Offering Documents, please contact Stock Option Administration by email at StockTenderOffer@crocs.com or by telephone at (303) 848-7511.

Sincerely,

Stock Option Administration

Crocs, Inc.